Exhibit 99.1

Zale Returns to Full Year Profitability

Reports Fourth Quarter and Fiscal Year 2013 Results

Fourth Quarter Highlights

  Comparable store sales up 5.6 percent; Zales branded stores up 8.1 percent; Peoples branded stores up 7.0 percent at constant exchange rates
  Gross margin up 150 basis points to 53.1 percent
  Operating margin up 120 basis points to (0.7) percent

Fiscal Year Highlights

  Net earnings of $10 million, or $0.24 diluted earnings per share, up $37 million, or $1.09 per share
  Comparable store sales up 3.3 percent; Zales branded stores up 4.7 percent; Peoples branded stores up 4.8 percent at constant exchange rates
  Gross margin up 60 basis points to 52.1 percent
  Operating margin up 90 basis points to 1.9 percent

DALLAS--(BUSINESS WIRE)--August 28, 2013--Zale Corporation (NYSE: ZLC) today reported its financial results for the fourth quarter and full year ended July 31, 2013.

“We are pleased to report another solid quarter with a 5.6 percent comp and significant improvement to margins. Importantly, for the year we achieved a significant milestone by delivering our highest net income in six years,” commented Chief Executive Officer Theo Killion. “We intend to build on this momentum as we focus on driving profitable top-line growth and long-term shareholder value.”

Fourth Quarter Fiscal 2013 Results

Revenues were $417 million compared to $407 million in the fourth quarter of fiscal 2012. For the fourth quarter of fiscal 2013, comparable store sales increased 5.6 percent. This increase follows an 8.3 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 5.8 percent.

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 8.1 percent. This increase follows a 12.3 percent rise in the same period last year.
  U.S. Fine Jewelry brands, including our Zales branded stores and our regional brand, Gordon’s Jewelers, posted a comparable store sales increase of 7.2 percent. This increase follows an 11.2 percent rise in the same period last year.
  Peoples branded stores posted a comparable store sales increase of 5.6 percent. This increase follows a 4.7 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 7.0 percent in the fourth quarter of fiscal 2013, following an increase of 9.9 percent in the same period last year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 3.3 percent. This increase follows a 2.0 percent rise in the same period last year. At constant exchange rates, comparable store sales increased 4.7 percent in the fourth quarter of fiscal 2013, following an increase of 7.1 percent in the same period last year.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales increase of 0.3 percent. In the same period last year, comparable store sales rose 2.7 percent.

All comparable store sales include associated ecommerce businesses.

Gross margin on sales was $222 million, or 53.1 percent, an increase of $12 million compared to $210 million, or 51.6 percent, in the fourth quarter of fiscal 2012. Selling, general and administrative expenses were $216 million, or 51.9 percent of revenues, compared to $208 million, or 51.0 percent of revenues, in the fourth quarter of fiscal 2012. The 90 basis point increase was primarily driven by investments related to sourcing and other initiatives. Operating loss was $3 million, or 0.7 percent of revenues, compared to an operating loss of $8 million, or 1.9 percent of revenues, in the prior year quarter.

Interest expense was $6 million, compared to $15 million in the fourth quarter of fiscal 2012. The 2012 quarter includes a charge of $5 million related to debt refinancing transactions.

Net loss was $8 million, or $0.25 per share, compared to a net loss of $20 million, or $0.61 per share, in the fourth quarter of fiscal 2012.

Fiscal Year 2013 Results

Revenues were $1.89 billion compared to $1.87 billion in fiscal year 2012. For fiscal year 2013, comparable store sales increased 3.3 percent. This increase follows a 6.9 percent rise in fiscal year 2012. At constant exchange rates, comparable store sales increased 3.1 percent.

  Zales branded stores, consisting of Zales Jewelers and Zales Outlet, posted a comparable store sales increase of 4.7 percent. This increase follows a 10.8 percent rise in the prior year.
  U.S. Fine Jewelry brands, including our Zales branded stores and our regional brand, Gordon’s Jewelers, posted a comparable store sales increase of 3.7 percent. This increase follows a 9.5 percent rise in the prior year.
  Peoples branded stores posted a comparable store sales increase of 5.7 percent. This increase follows a 4.3 percent rise in the prior year. At constant exchange rates, comparable store sales increased 4.8 percent in fiscal 2013, following an increase of 5.9 percent in the prior year.
  Canadian Fine Jewelry brands, consisting of Peoples Jewellers and Mappins Jewellers, posted a comparable store sales increase of 3.1 percent. This increase follows a 2.9 percent rise in the prior year. At constant exchange rates, comparable store sales increased 2.2 percent in fiscal 2013, following an increase of 4.5 percent in the prior year.
  Piercing Pagoda, our Kiosk Jewelry business, posted a comparable store sales increase of 1.3 percent. In the prior year, comparable store sales declined 1.0 percent.

All comparable store sales include associated ecommerce businesses.

Gross margin on sales was $984 million, or 52.1 percent, an increase of 60 basis points compared to $961 million, or 51.5 percent, in fiscal year 2012. Selling, general and administrative expenses were $916 million, or 48.5 percent of revenues, compared to $902 million, or 48.3 percent of revenues, in fiscal year 2012. Operating earnings were $35 million, or 1.9 percent of revenues, compared to operating earnings of $19 million, or 1.0 percent of revenues, in the prior fiscal year.

Interest expense was $23 million, compared to $45 million in fiscal year 2012. Interest expense for fiscal year 2012 includes a charge of $5 million related to debt refinancing transactions.

Net earnings were $10 million, or $0.24 per diluted share, compared to a net loss of $27 million, or $0.85 per share, in fiscal year 2012.

Inventory on July 31, 2013 stood at $768 million, compared to $742 million on July 31, 2012. The Company had outstanding debt of $410 million on July 31, 2013, a reduction of $43 million compared to $453 million on July 31, 2012.

Conference Call

Zale management will host a conference call today at 9:00 a.m. ET to discuss fourth quarter and fiscal year 2013 results. The conference call will be broadcast live over the internet and can be accessed, along with a slide presentation, on the Investor Relations section of the company’s web site at www.zalecorp.com. In addition, you can listen to the call live by dialing 877-545-6744 (within the United States) or 706-634-1959 (for international callers), passcode 29662626. The webcast will be archived shortly after the conference call concludes and will be available on the company’s web site. For additional information, contact Investor Relations at 972-580-4391.

About Zale Corporation

Zale Corporation is a leading specialty retailer of diamond and other jewelry products in North America, operating approximately 1,695 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation's brands include Zales Jewelers, Zales Outlet, Gordon's Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Zale also operates webstores at www.zales.com, www.zalesoutlet.com, www.gordonsjewelers.com, www.peoplesjewellers.com and www.pagoda.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

This release and related presentations contain forward-looking statements, including statements regarding future sales, expected operating performance, expenses, margins, profitability, earnings, interest expense, effective tax rate, merchandising and marketing initiatives and industry growth forecasts. Forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the results expressed in the forward-looking statements. These factors include, but are not limited to: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, “luxuries” may decrease; the concentration of a substantial portion of the Company’s sales in three, relatively brief selling seasons means that the Company’s performance is more susceptible to disruptions; if the Company does not achieve targeted sales growth its operating results and earnings will be adversely impacted; most of the Company’s sales are of products that include diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company’s ability to obtain and produce products at favorable prices; the Company’s sales are dependent upon mall traffic; the Company operates in a highly competitive industry; the financing market remains difficult, and if we are unable to meet the financial commitments in our current financing arrangements it will be difficult to replace or restructure these arrangements; and changes in regulatory requirements may increase the cost or adversely affect the Company’s operations and its ability to provide consumer credit and write credit insurance. For other factors, see the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended July 31, 2012, and subsequent reports on Forms 10-Q and 8-K. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances, except as required by law.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,
	2013	2012	2013	2012

Revenues	$417,089	$406,963	$1,888,016	$1,866,878
Cost of sales	195,507	197,078	903,602	905,613
Gross margin	221,582	209,885	984,414	961,265
% of Revenue	53.1%	51.6%	52.1%	51.5%
Selling, general and administrative	216,337	207,546	916,274	902,287
% of Revenue	51.9%	51.0%	48.5%	48.3%
Depreciation and amortization	7,977	9,431	33,770	37,887
Other charges (gains)	348	700	(748)	1,973
Operating (loss) earnings	(3,080)	(7,792)	35,118	19,118
% of Revenue	(0.7)%	(1.9)%	1.9%	1.0%
Interest expense (a)	5,585	14,514	23,182	44,649
(Loss) earnings before income taxes	(8,665)	(22,306)	11,936	(25,531)
Income tax (benefit) expense	(681)	(2,641)	1,924	1,365
(Loss) earnings from continuing operations	(7,984)	(19,665)	10,012	(26,896)
Loss from discontinued operations, net of taxes	-	(82)	-	(414)
Net (loss) earnings	$(7,984)	$(19,747)	$10,012	$(27,310)

Basic net (loss) earnings per common share:
(Loss) earnings from continuing operations	$(0.25)	$(0.61)	$0.31	$(0.84)
Loss from discontinued operations	-	-	-	(0.01)
Net (loss) earnings per share	$(0.25)	$(0.61)	$0.31	$(0.85)

Diluted net (loss) earnings per common share:
(Loss) earnings from continuing operations	$(0.25)	$(0.61)	$0.24	$(0.84)
Loss from discontinued operations	-	-	-	(0.01)
Net (loss) earnings per share	$(0.25)	$(0.61)	$0.24	$(0.85)

Weighted-average number of common shares outstanding:
Basic	32,514	32,219	32,429	32,196
Diluted	32,514	32,219	40,958	32,196

(a) Interest expense for the three and twelve months ended July 31, 2012 includes $5.0 million associated with the debt refinancing transactions completed on July 24, 2012.

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)

	July 31,
	2013	2012
ASSETS
Current assets
Cash and cash equivalents	$17,060	$24,603
Merchandise inventories	767,540	741,788
Other current assets	52,620	46,690
Total current assets	837,220	813,081

Property and equipment	681,902	696,485
Less accumulated depreciation and amortization	(573,027)	(574,361)
Net property and equipment	108,875	122,124

Other assets	241,160	245,263
Total assets	$1,187,255	$1,180,468

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current liabilities:
Accounts payable and accrued liabilities	$220,558	$205,082
Deferred revenue	82,110	85,714
Deferred tax liability	107,016	96,662
Total current liabilities	409,684	387,458

Long-term debt	410,050	452,908
Deferred revenue — long-term	109,135	122,802
Other liabilities	73,057	38,364

Stockholders’ investment	185,329	178,936

Total liabilities and stockholders’ investment	$1,187,255	$1,180,468

Certain amounts have been reclassified in the fiscal year 2012 consolidated balance sheet to conform to our fiscal year 2013 presentation.

CONTACT:
Zale Corporation
Roxane Barry, 972-580-4391
Director of Investor Relations